Exhibit 99.1

Courtesy of PR Newswire Complimentary Monitoring

Citizens, Inc. Announces Debt Retirement

PR Newswire — April 26, 2005

AUSTIN, Texas, April 26 /PRNewswire-FirstCall/ — Citizens, Inc. (NYSE: CIA) disclosed that it had retired the $30 million term loan incurred as a part of its October 2004 acquisition of Security Plan Life Insurance Company. The note was to have matured in November 2009. The repayment leaves the Company’s balance sheet with no debt, and restores an available $30 million line of credit for use in future acquisitions.

About Citizens, Inc.

Citizens, Inc., parent of the Citizens, Inc. Financial Group of Companies, is a financial services company listed on the New York Stock Exchange under the symbol CIA. Its vision is to achieve $1 billion in assets, $250 million in revenues and $10 billion of life insurance in force by 2010, through the sale of U.S. dollar denominated cash value whole life insurance policies worldwide, coupled with the acquisition of other life insurance companies.

Citizens is included in the Russell 2000® Index, which measures the performance of the largest companies, based on market capitalization, in the U.S. stock market. Citizens’ stock closed at $5.56 on April 25, 2005.

Additional information is available about the Company on its website: http://www.citizensinc.com .

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as “may,” “will,” “expect,” “anticipate” or “continue” or comparable words. In addition, all statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of the Company, particularly its Form 10-K for the fiscal year ended December 31, 2004, for the meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.

For further information contact:
Joel H. Mathis
Vice President
Public Relations and Investor Relations
512-837-7100
Fax: 512-836-9334
PR@citizensinc.com